Exhibit 99.1

ChineseInvestors.com, Inc. Announces 3Q Financial Results, Posts Nearly 100% YoY Increase, Expects Hemp Products to Generate Substantial Revenues in 2018

SAN GABRIEL, CA (April 24th, 2017) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today provides an update on its financial and business achievements for the third quarter of 2017, as well as its outlook for the remainder of the current fiscal year and 2018.

Financial Highlights:

•	Filed its quarterly report, form 10-Q, with the U.S. Securities and Exchange Commission (SEC) reflecting significantly higher revenues for the three- and nine-month periods ended February 28, 2017, as compared to the same periods of fiscal 2016. Operating revenues increased 95% and 109%, respectively.
•	Revenues from the investor relations business continued to grow in the third quarter, accounting for approximately 60% of total revenues.

Business Highlights:

•	Completed a $5 million private placement with proceeds to be allocated toward the development and branding of hemp-based health production line and retail sales operations; Shanghai & United States office expansions and infrastructure development, among other things.
•	Officially established and registered CBD Biotechnology Co. Ltd. (“XiBiDi Biotechnology Co. Ltd.”), a wholly owned foreign entity of CIIX, in the Pudong Free-Trade Area in Shanghai.
•	Officially launched Chinese language online store ChineseCBDoil.com operated by CBD Biotechnology Co. Ltd., offering hemp-based health products to the Chinese community.
•	We have begun a private placement of a new series of our preferred stock offered only to Canadian investors.

In recognition of the unprecedented opportunities in the legal hemp industry, CIIX has expanded its business to capitalize on the growing demand for hemp-based health products via online and retail sales. As part of its expansion, the Company will focus on the operation of its new wholly owned foreign entity, CBD Biotechnology Co. Ltd. In addition earlier this month, the company established ChineseHempoil.com, Inc. and Hemp Logic, Inc. dba Hempstatic, both Delaware corporations, as subsidiaries of CIIX. Chinesehempoil.com, Inc. and Hemp Logic, Inc. are responsible for the development and operation of the online and retail sales of hemp-based health products in the United States. CIIX will soon open its first retail store in the predominantly Chinese community of San Gabriel, California, which is also the location of the Company’s headquarters. CIIX also maintains its commitment to continue to grow its membership subscriptions and investor relations business.

According to our chief executive officer, Warren Wang, “Development of a line of our hemp-based health products, for the most part, is complete and preparation of related websites, retail channels and marketing campaigns are entering the final stages as well. The Company’s hemp-based health products are expected to be available in the North American markets in the coming weeks. CIIX will continue to develop various hemp-based products for distribution and sale all over the world in hopes of helping people to improve their overall health, particularly in the Chinese community. I am grateful for to the investors who have supported our ongoing development plans and look forward to a prosperous year ahead.”

Looking forward, Wang states, “the blueprint of our Company’s corporate business strategy has changed as we are entering the legal hemp industry and because of this, our revenues this quarter did not exceed that of the previous quarter. However, revenues for the nine-month period increased by more than 100%. We believe our plan to market and sell hemp-based health products in the United States and China will generate substantial revenues for CIIX in FY2018. Our overall goal in 2018 is for CIIX to achieve annual revenue growth rate of more than 100%, while cutting costs and achieving profitability.”

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About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail and online sales of hemp-based products and other health related products via its new websites.

For more information visit www.ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com

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